Free Writing Prospectus	Filed Pursuant to Rule 433
(to the Preliminary Prospectus Supplement dated November 3, 2011)	Registration Statement No. 333-161227

Cigna Corporation

Pricing Term Sheet
November 3, 2011

2.750% Senior Notes Due 2016
Issuer:	Cigna Corporation
Principal Amount:	$600,000,000
Trade Date:	November 3, 2011
Settlement:	November 10, 2011
Maturity Date:	November 15, 2016
Issuer Ratings (Senior Debt)*:	Baa2 (stable) by Moody’s Investors Service, Inc. / BBB (stable) by Standard & Poor’s Ratings Services / BBB (stable) by Fitch Ratings, Ltd.
Coupon:	2.750%
Price to Public (percent of principal amount):	99.921% of principal amount
Yield to Maturity:	2.767%
Spread to Benchmark Treasury:	185 basis points
Benchmark Treasury:	1.000% due October 31, 2016
Benchmark Treasury Price and Yield:	100-13; 0.917%
Interest Payment Dates:	May 15 and November 15, commencing May 15, 2012
Optional Redemption Provisions:	Make-whole call at any time at a discount rate of U.S. Treasury plus 30 basis points.
Special Mandatory Redemption:

If the HealthSpring Acquisition has not been consummated by August 24, 2012 or if, prior to such date, the Merger Agreement is terminated, Cigna will be obligated to redeem all of the 2.750% Senior Notes due 2016 on the special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of the 2.750% Senior Notes due 2016, plus accrued and unpaid interest to, but not including, the special mandatory redemption date.  The “special mandatory redemption date” means the earlier to occur of September 24, 2012 or (2) the 30th day (or if such day is not a business day, the first business day thereafter) following the termination of the Merger Agreement for any reason.

CUSIP / ISIN:	125509 BR9 / US125509BR90

4.000% Senior Notes Due 2022
Issuer:	Cigna Corporation
Principal Amount:	$750,000,000
Trade Date:	November 3, 2011
Settlement:	November 10, 2011
Maturity Date:	February 15, 2022
Issuer Ratings (Senior Debt)*:	Baa2 (stable) by Moody’s Investors Service, Inc. / BBB (stable) by Standard & Poor’s Ratings Services / BBB (stable) by Fitch Ratings, Ltd.
Coupon:	4.000%
Price to Public (percent of principal amount):	99.042% of principal amount
Yield to Maturity:	4.116%
Spread to Benchmark Treasury:	205 basis points
Benchmark Treasury:	2.125% due August 15, 2021
Benchmark Treasury Price and Yield:	100-16+; 2.066%
Interest Payment Dates:	February 15 and August 15, commencing February 15, 2012
Optional Redemption Provisions:	Prior to November 15, 2021, make-whole call at any time at a discount rate of U.S. Treasury plus 35 basis points; par call on and after November 15, 2021.
Special Mandatory Redemption:

If the HealthSpring Acquisition has not been consummated by August 24, 2012 or if, prior to such date, the Merger Agreement is terminated, Cigna will be obligated to redeem all of the 4.000% Senior Notes due 2022 on the special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of the 4.000% Senior Notes due 2022, plus accrued and unpaid interest to, but not including, the special mandatory redemption date.  The “special mandatory redemption date” means the earlier to occur of September 24, 2012 or (2) the 30th day (or if such day is not a business day, the first business day thereafter) following the termination of the Merger Agreement for any reason.

CUSIP / ISIN:	125509 BS7 / US125509BS73

5.375% Senior Notes Due 2042
Issuer:	Cigna Corporation
Principal Amount:	$750,000,000
Trade Date:	November 3, 2011
Settlement:	November 10, 2011
Maturity Date:	February 15, 2042
Issuer Ratings (Senior Debt)*:	Baa2 (stable) by Moody’s Investors Service, Inc. / BBB (stable) by Standard & Poor’s Ratings Services / BBB (stable) by Fitch Ratings, Ltd.
Coupon:	5.375%
Price to Public (percent of principal amount):	99.934% of principal amount
Yield to Maturity:	5.380%
Spread to Benchmark Treasury:	230 basis points
Benchmark Treasury:	4.375% due May 15, 2041

Benchmark Treasury Price and Yield:	125-00; 3.080%
Interest Payment Dates:	February 15 and August 15, commencing February 15, 2012
Optional Redemption Provisions:	Prior to August 15, 2041, make-whole call at any time at a discount rate of U.S. Treasury plus 40 basis points; par call on and after August 15, 2041.
Special Mandatory Redemption:	The 30-Year Notes will not be subject to special mandatory redemption if the HealthSpring Acquisition is not consummated or if the Merger Agreement is terminated.
CUSIP / ISIN:	125509 BT5 / US125509BT56
* * *
Joint Bookrunning Managers:	Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC, HSBC Securities (USA) Inc.
Use of Proceeds:

Cigna intends to use the approximately $2.1 billion of net proceeds from the sale of the Notes offered hereby to pay a portion of the Cigna Obligations estimated to be approximately $3.9 billion or, with respect to the 5.375% Senior Notes due 2042, in the event the HealthSpring Acquisition is not consummated for general corporate purposes.  Cigna intends to finance the remaining approximately $1.8 billion portion of the Cigna Obligations from internal cash resources and the anticipated net proceeds from the sale of common stock and issuance of commercial paper prior to the closing of the acquisition of HealthSpring, Inc.

*These issuer ratings are not a recommendation to buy, sell or hold the Notes offered hereby. The ratings may be subject to revision or withdrawal at any time by the relevant rating agency. Each of the issuer ratings included herein should be evaluated independently of any other issuer rating.

Any capitalized term used in this Pricing Term Sheet but not defined herein has the meaning assigned to such term in the Preliminary Prospectus Supplement dated November 3, 2011 relating to the Notes offered hereby.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. LLC toll free at 1-866-718-1649; Merrill Lynch, Pierce, Fenner & Smith

Incorporated toll-free at 1-800-294-1322; or UBS Securities LLC toll free at 1-877-827-6444, ext. 561-3884.